Filed Pursuant to Rule 424(b)(2)
Registration No. 333-221438

The information in this prospectus supplement is not complete and may be changed. This prospectus is part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION, DATED JANUARY 18, 2018

(To Prospectus dated November 9, 2017)

$

Buckeye Partners, L.P.

Junior Subordinated Notes due 2078

This prospectus supplement relates to our offering of $                aggregate principal amount of Junior Subordinated Notes due 2078 (which we refer to as the “notes”).

The notes will bear interest at a fixed rate of                 % per year up to, but not including,                , 2023. During this period, interest will be payable the notes semi-annually in arrears on                and                of each year, beginning on                 , 2018. From, and including,                , 2023, the notes will bear interest at a floating rate based on the Three-Month LIBOR Rate (as defined herein) plus                basis points (                 %), reset quarterly. During this period, interest will be payable on the notes quarterly in arrears on                ,                ,                 and                of each year, beginning on                , 2023.

The notes will be redeemable at our option, in whole or in part, on one or more occasions, on or after                , 2023 at 100% of their principal amount, plus any accrued and unpaid interest thereon. Prior to that date, the notes will be redeemable at the redemption prices described in this prospectus supplement upon the occurrence of certain tax or rating agency events.

So long as no Event of Default has occurred and is continuing, we may defer interest payments on the notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted by applicable law.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange and cannot assure holders that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell them at favorable prices or at all.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to the public(1)
Underwriting discount
Proceeds to Buckeye Partners, L.P. (before expenses)(1)

(1)	Plus accrued interest from , 2018, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                , 2018.

Joint Book-Running Managers

Deutsche Bank Securities	Wells Fargo Securities

Prospectus Supplement dated                          , 2018

Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If information in this prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or the information we have previously

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filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

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SUMMARY

You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein to understand fully the terms of the notes, as well as the tax and other considerations that are important in making your investment decision.

For purposes of this prospectus supplement, unless otherwise indicated, the terms “us,” “we,” “our,” the “Partnership” and similar terms refer to Buckeye Partners, L.P., together with our subsidiaries.

Buckeye Partners, L.P.

About the Partnership

We are a publicly traded Delaware master limited partnership that owns and operates a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. The original Buckeye Pipe Line Company was founded in 1886 as part of the Standard Oil Company (“Standard Oil”) and became a publicly owned, independent company after the dissolution of Standard Oil in 1911. Expansion into petroleum products transportation after World War II and subsequent acquisitions thereafter ultimately led to Buckeye Pipe Line Company becoming a leading independent common carrier pipeline. In 1964, Buckeye Pipe Line Company was acquired by a subsidiary of the Pennsylvania Railroad, which later became the Penn Central Corporation. In 1986, Buckeye Pipe Line Company was reorganized into a master limited partnership, Buckeye Partners, L.P. Buckeye GP LLC is our general partner.

We own and operate, or own a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. We are one of the largest independent liquid petroleum products pipeline operators in the United States (“U.S.”) in terms of volumes delivered, with approximately 6,000 miles of pipeline. We also use our service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for our customers. Our global terminal network, including through our interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate storage capacity of over 173 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Our global network of marine terminals enables us to facilitate global flows of crude oil and refined petroleum products, offering our customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Our flagship marine terminal in The Bahamas, Buckeye Bahamas Hub Limited, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our Gulf Coast regional hub, Buckeye Texas Partners LLC, offers world-class marine terminalling, storage and processing capabilities. Through our 50% equity interest in VTTI, our global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. We are also a wholesale distributor of refined petroleum products in certain areas served by our pipelines and terminals.

Recent Developments

Senior Notes Offering

On November 20, 2017, we closed an offering (the “Senior Notes Offering”) of 4.125% senior notes due 2027 (the “2027 Notes”). We received net proceeds from the Senior Notes Offering of approximately $394.4 million, which we used (i) to fund the redemption of all $300.0 million aggregate principal amount of our outstanding 6.050% notes due January 15, 2018 and (ii) to repay borrowings under our revolving credit facility.

Business Strategy

Our primary business objective is to provide stable and sustainable cash distributions to our unitholders, while maintaining a relatively low investment risk profile. The key elements of our strategy are to:

•	Operate in a safe and environmentally responsible manner;

•	Maximize utilization of our assets at the lowest cost per unit;

•	Maintain stable long-term customer relationships;

•	Optimize, expand and diversify our portfolio of energy assets through accretive acquisitions and organic growth projects; and

•	Maintain a solid, conservative financial position and an investment-grade credit rating.

We intend to achieve our strategy by:

•	Acquiring, building and operating high quality, strategically-located assets;

•	Maintaining and enhancing the integrity of our pipelines, terminals and storage assets;

•	Pursuing strategic cash flow-accretive acquisitions that:

•	Complement our existing footprint;

•	Provide geographic, product and/or asset class diversity; and

•	Leverage existing management capabilities and infrastructure;

•	Seeking to acquire or develop other energy-related assets that enable us to leverage our asset base, knowledge base and skill sets;

•	Valuing the effort, teamwork and innovation of our employees; and

•	Providing superior customer service.

Executive Offices

Our principal executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and our telephone number is (832) 615-8600.

THE OFFERING

In this “—The Offering,” the terms “us,” “we,” “our,” the “Partnership” and similar terms refer solely to Buckeye Partners, L.P., and not to any of our subsidiaries.

Issuer	Buckeye Partners, L.P.

Securities Offered	$ aggregate principal amount of our Junior Subordinated Notes due 2078, which we refer to as the “notes.”

The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity	The notes will mature on , 2078.

Interest Rate	The notes will bear interest at a fixed rate of % per year from the date they are issued up to, but not including, , 2023 or an earlier redemption date (the “Fixed Rate Period”). The notes will bear interest from, and including, , 2023 up to, but not including, the maturity date (the “Floating Rate Period”) at a floating rate based on the Three-Month LIBOR Rate (as defined herein) plus basis points ( %), reset quarterly.

Interest Payment Dates	Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest on the notes will be payable semi-annually in arrears on and of each year, beginning on , 2018, and, during the Floating Rate Period, interest on the notes will be payable quarterly in arrears on , , and of each year, beginning on , 2023.

Option to Defer Interest Payments	So long as no Event of Default (as defined herein) has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the notes or end on a day other than an interest payment date.

Any deferred interest on the notes will accrue additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted under applicable law. Once we pay all deferred interest payments on the notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of such notes.

We are required to provide to the Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days (as defined herein) prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which we are required to give notice of such interest payment date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Trustee is required to promptly forward any such notice to each holder of record of the notes.

If we elect to defer interest on the notes for one or more Optional Deferral Periods, the holders of the notes will be required to accrue income for U.S. federal income tax purposes in the amount of the accrued and unpaid interest payments on such notes, in the form of original issue discount, even though cash interest payments are deferred and even though the holders may be cash-basis taxpayers. See “Certain U.S. Federal Income Tax Considerations.”

Certain Restrictions during Optional Deferral Period	During an Optional Deferral Period, we will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Notes—Certain Limitations During an Optional Deferral Period”:

•	declare or pay any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our equity securities; or

•

make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank equally with or junior in right of payment to the notes.

Optional Redemption	We may redeem the notes at our option:

•	in whole or in part, at any time and from time to time, on or after , 2023 at 100% of their principal amount, plus any accrued and unpaid interest thereon;

•	in whole, but not in part, before , 2023 at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

•

in whole, but not in part, before                    , 2023 at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the notes.

For a more complete description of the circumstances under and the redemption prices at which the notes may be redeemed, see “Description of the Notes—Optional Redemption,” “Description of the Notes—Right to Redeem Upon a Tax Event” and “Description of the Notes—Right to Redeem Upon a Rating Agency Event.”

Ranking; Subordination	Our obligations under the notes are unsecured and rank junior in right of payment to all of our “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Notes—Ranking; Subordination.” As of September 30, 2017, we had outstanding approximately $4.8 billion of indebtedness to which the notes would have ranked subordinate.

We conduct a significant portion of our operations through our subsidiaries, and a significant amount of our assets consists of our ownership interests therein. Therefore, our right and, hence, the right of our creditors (including holders of the notes) to participate in any distribution of the assets of any subsidiary of ours, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors of each subsidiary. As of September 30, 2017, our subsidiaries had outstanding $185.4 million of indebtedness, which is included in the outstanding indebtedness disclosed above.

Events of Default	The following are the Events of Default with respect to the notes:

•	failure to pay principal of, or premium, if any, on or interest on the notes when due at maturity or earlier redemption;

•	failure to pay interest on the notes when due and payable that continues for 30 days (other than at maturity or upon earlier redemption), subject to our right to optionally defer interest payments; or

•	certain events of bankruptcy, insolvency or reorganization.

Listing	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange and cannot assure holders that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell them at favorable prices or at all.

No Sinking Fund	The notes do not have the benefit of a sinking fund.

Use of Proceeds	We will receive aggregate net proceeds of approximately $ from the sale of the notes to the underwriters, after deducting the underwriting discount and other offering expenses payable by us. We intend to use the net proceeds from this offering in addition to the net proceeds from the Senior Notes Offering (i) to repay borrowings under our revolving credit facility and (ii) for general partnership purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital.

Book-Entry	The notes will be represented by one or more global securities that will be deposited with a custodian for and registered in the name of The Depository Trust Company, New York, New York

(“DTC”) or its nominee. This means that investors will not receive a certificate for their notes but, instead, will hold their interest through DTC’s system.

Governing Law	State of New York.

Trustee	Branch Banking and Trust Company.

Risk Factors	An investment in the notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for such investor.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	Years ended December 31,					Nine months ended September 30, 2017
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.65	3.31	2.65	3.06	3.51	3.07

These computations include us and our operating subsidiaries and are based on the historical results of Buckeye Partners, L.P. For these ratios, “earnings” means the sum of the following:

•	income from continuing operations before taxes (excluding income attributable to noncontrolling interests);

•	plus fixed charges, as defined below;

•	plus equity income less than distributions, or less equity income greater than distributions, as applicable; and

•	less capitalized interest, excluding amortization of capitalized interest.

The term “fixed charges” means the sum of the following:

•	interest and debt expense;

•	plus capitalized interest; and

•	plus a portion of rentals representing an interest factor.

RISK FACTORS

You should carefully consider the risk factors described below, the risk factors beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2016 and the risk factors relating to our business under the caption “Risk Factors” beginning on page 4 of the accompanying base prospectus before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the notes.

Risks Related to the Notes

The notes are contractually subordinated in right of payment to substantially all of our other debt, and the indenture governing the notes does not limit the aggregate amount of indebtedness that may be issued by us.

Our obligations under the notes are contractually subordinate and junior in right of payment to all of our Senior Indebtedness. This means that we cannot make any payments on the notes until all holders of Senior Indebtedness have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).

The indenture under which the notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by us. As of September 30, 2017, the aggregate principal amount of our Senior Indebtedness was approximately $4.8 billion.

We conduct a significant portion of our operations through our subsidiaries, and a significant amount of our assets consists of our ownership interests in our subsidiaries. Therefore, our right and, hence, the right of our creditors (including holders of notes) to participate in any distribution of the assets of any subsidiary of us, whether upon liquidation, reorganization or otherwise, is structurally subordinate to the claims of creditors of each subsidiary or affiliate. As of September 30, 2017, our subsidiaries had outstanding $185.4 million of indebtedness, which is included in the outstanding indebtedness disclosed above.

We may elect to defer interest payments on the notes at our option for one or more periods of up to 10 consecutive years. This may affect the market price of the notes.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the notes for up to 10 consecutive years, as described under “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the notes. If we exercise this interest deferral right, the notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes or that is otherwise less than the price at which the notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that do not have these rights.

Holders of the notes may have to pay taxes on interest before they receive payments from us.

If we defer interest payments on the notes, a holder of notes will be required to accrue interest income for U.S. federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in gross income for U.S. federal income tax purposes before receiving payment of the interest. If a holder sells its notes before the record date for the first interest payment after an Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the holder will never receive the cash from us related to the accrued interest that was reported for tax purposes. Holders should consult with their own tax advisor regarding the tax consequences of an investment in the notes.

For more information regarding the tax consequences of purchasing the notes, see “Certain U.S. Federal Income Tax Considerations.”

The interest rate of the notes will fluctuate when the Fixed Rate Period ends, and may from time to time decline below the fixed rate.

After the conclusion of the Fixed Rate Period for the notes on                , 2023, the notes will begin to bear interest at a floating rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of                basis points. The floating rate may be volatile over time and could be substantially less than the fixed rate. In addition to experiencing a decline in interest income, holders of the notes could also encounter a reduction in the value of their notes.

An active trading market for the notes may not develop, and any such market may be illiquid.

The notes constitute a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange. The liquidity of any trading market in the notes that may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

On a quarterly basis, we generally distribute substantially all of our available cash to our unitholders of record, subject to reasonable reserves as described below. As a result, we do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. Available cash is generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingencies as our general partner deems appropriate. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on the notes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the market value of our units may substantially decrease as a result of decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity in sufficient amounts to recapitalize our debt, including the notes.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization, or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

Because we have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

We are a partnership holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If we are unable to obtain the funds necessary to pay all the principal and interest on the notes when due, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes on terms that are acceptable to us, or at all.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by us under our revolving credit facility, will be sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs.

If the Internal Revenue Service (“IRS”) makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from us, in which case our ability to service our debt (including the notes) and pay our operating expenses could be negatively impacted.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from us. To the extent possible under the new rules, our general partner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue a revised Schedule K-1 to each unitholder and former unitholder with respect to an audited and adjusted return. Although our general partner may elect to have our unitholders and former unitholders take such audit adjustment into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for servicing debt and satisfying operating expenses might be substantially reduced.

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, that could have a negative impact on the trading price of the notes. In addition, we may redeem the notes before                , 2023 at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the notes.

Under the terms of the notes, the interest rate for each interest period during the Floating Rate Period is based on Three-Month LIBOR. If the calculation agent is unable to determine Three-Month LIBOR based on screen-based reporting of that base rate, and if the calculation agent is also unable to obtain suitable quotations for Three-Month LIBOR from reference banks, then the calculation agent will determine three-month LIBOR after consulting such sources as it deems comparable or reasonable. In addition, if the calculation agent determines that Three-Month LIBOR has been discontinued, then the calculation agent will determine whether to calculate the relevant interest rate using a substitute or successor base rate that it has determined in its sole discretion is most comparable to Three-Month LIBOR, provided that if the calculation agent determines there is an industry-accepted successor base rate, the calculation agent will use that successor base rate. In such instances, the calculation agent in its sole discretion may determine what business day convention to use, the definition of Business Day and London Business Day, the LIBOR Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate, with respect to the calculation of interest on the notes during the Floating Rate Period. Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the applicable interest rate on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $                million (after deducting the underwriting discount and estimated offering expenses payable by us). We intend to use the net proceeds from this offering in addition to the net proceeds from the Senior Notes Offering (i) to repay borrowings under our revolving credit facility and (ii) for general partnership purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital.

Affiliates of certain of the underwriters listed in this prospectus supplement are lenders under our revolving credit facility and, as a result, such affiliates may receive proceeds from this offering.

As of January 17, 2018, approximately $671.6 million of indebtedness was outstanding under our revolving credit facility. We used these funds for working capital purposes, to finance internal growth activities and acquisitions, including in part to fund the previously announced merger of VTTI Energy Partners LP with and into a direct wholly owned subsidiary of VTTI, the repayment of all $125.0 million in aggregate principal amount of our outstanding 5.125% Notes due July 1, 2017, and 2017 capital expenditures.

Indebtedness under our revolving credit facility bears interest under one of two rate options, selected by us, equal to either (i) the highest of (a) the federal funds rate plus 0.5%, (b) SunTrust Bank’s prime rate, or (c) an adjusted London Interbank Offered Rate determined on a daily basis for an interest period of one month, in each case plus an applicable margin, or (ii) an adjusted London Interbank Offered Rate plus 1%. The applicable margin is determined based on ratings assigned by Standard & Poor’s Rating Services and Moody’s Investor Service for our senior unsecured non-credit enhanced long-term debt. As of January 17, 2018, the interest rate under our revolving credit facility was a weighted average of 3.06%. In connection with our option to extend the maturity date of our revolving credit facility by one year in September 2016, one lender did not consent to such extension (such lender, the “Declining Lender”). Therefore, all amounts due to the Declining Lender have a maturity date of September 30, 2020. The remainder of our revolving credit facility has a maturity date of September 30, 2021.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017 on:

•	a consolidated historical basis;

•	as adjusted basis to give effect to the issuance and sale of the 2027 Notes and the application of the net proceeds therefrom; and

•

as further adjusted basis to give effect to the issuance and sale of the 2027 Notes and the issuance and sale of the notes offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds,” net of offering expenses.

This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of September 30, 2017
	Historical	As adjusted	As further adjusted
	(in thousands)
Cash and cash equivalents	$7,922	$7,922

Long-term debt:
6.050% Notes due January 15, 2018	$300,000	$—		$—
2.650% Notes due November 15, 2018	400,000	400,000		400,000
5.500% Notes due August 15, 2019	275,000	275,000		275,000
4.875% Notes due February 1, 2021	650,000	650,000		650,000
4.150% Notes due July 1, 2023	500,000	500,000		500,000
4.350% Notes due October 15, 2024	300,000	300,000		300,000
3.950% Notes due December 1, 2026	600,000	600,000		600,000
6.750% Notes due August 15, 2033	150,000	150,000		150,000
5.850% Notes due November 15, 2043	400,000	400,000		400,000
5.600% Notes due October 15, 2044	300,000	300,000		300,000
4.125% Notes due December 1, 2027	—	400,000		400,000
Junior Subordinated Notes due 2077 offered hereby	—	—
Revolving credit facility due September 30, 2021(1)	683,010	588,598
Term Loan due September 30, 2019	250,000	250,000		250,000
Unamortized discounts and debt issuance costs	(28,965)	(34,553)

Total debt	4,779,045	4,779,045

Partners’ capital:
Limited Partners	4,619,262	4,619,262		4,619,262
Accumulated other comprehensive loss	11,270	11,270		11,270
Noncontrolling interests	282,493	282,493		282,493

Total partners’ capital	4,913,025	4,913,025		4,913,025

Total capitalization	$9,692,070	$9,692,070	$

(1)	A total of approximately $671.6 million was outstanding under our revolving credit facility as of January 17, 2018.

DESCRIPTION OF NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture (as defined below). As used in this description, the terms “we,” “us” and “our” refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

General

The notes will be issued as a series of junior subordinated notes under an Indenture, as supplemented by a supplemental indenture establishing the terms of the notes, each to be dated as of the date of the closing of this offering (such indenture, as so supplemented, and as may be further amended or supplemented, being referred to herein as the “Indenture”), between us and Branch Banking and Trust Company, as trustee (the “Trustee”). The notes will initially be issued in the aggregate principal amount of $                . We may, without the consent of the holders of the notes, issue additional notes so that the additional notes may be consolidated and form a single series with the notes offered hereby and have the same terms (except for the issue date, the public offering price and, if applicable, the initial interest payment date) as to ranking, maturity, redemption or otherwise, provided that such additional notes shall be fungible with the previously issued notes for U.S. federal income tax purposes.

Unless earlier redeemed, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                , 2078. The notes are not subject to any sinking fund provision. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

Fixed Rate Period

The notes will bear interest at                % per year from the date they are issued up to, but not including,                     , 2023 or an earlier redemption date (the “Fixed Rate Period”). Subject to our right to defer interest payments as described below, interest on the notes will be payable semi-annually in arrears on                and                of each year, beginning on                , 2018. The amount of interest payable for any semi-annual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period

The notes will bear interest from                , 2023 up to, but not including, the maturity date or an earlier redemption date (the “Floating Rate Period”) at the Three-Month LIBOR Rate plus                basis points (                %), reset quarterly. Subject to our right to defer interest payments as described below, interest on the notes will be payable quarterly in arrears on                 ,                 ,                and                 of each year beginning on                     , 2023. Each of such interest payment dates is also referred to herein as a “LIBOR Rate Reset Date.” The amount of interest payable for any quarterly interest accrual period during the Floating Rate Period will be computed on the basis of the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day) divided by 360.

See “—Determining the Floating Rate” and “Risk Factors—Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes.”

General

Interest on the notes will be payable to the person in whose name such note is registered at the close of business (i) on the Business Day immediately preceding each interest payment date if the notes are in book-entry only form or (ii) on the 15th calendar day preceding such interest payment date if the notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at a rate equal to the interest rate then applicable to the notes. In this prospectus supplement, the term “interest” includes interest payments and interest on interest payments accrued but not paid on the applicable interest payment date.

“Business Day” means a day other than a Saturday or a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed.

During the Fixed Rate Period, if an interest payment date or a redemption date of the notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the interest payment date or the redemption date, as applicable.

During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the notes, falls on a day that is not a Business Day, the interest payment date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day. Also, if a redemption date or the maturity date of falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, as applicable. During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable interest rate as reset on that date, and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

Determining the Floating Rate

The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

On the LIBOR Interest Determination Date (as defined below), the Calculation Agent (as defined below) will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

If three-month LIBOR has been discontinued, then the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to three-month LIBOR. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of Business Day and LIBOR Business Day, the LIBOR Interest Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the provisions of the following paragraph will apply.

If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for the period of three months, commencing on the LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that

LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., Eastern Time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates, shall determine the rate for the quarterly interest period following the LIBOR Interest Determination Date in its sole discretion.

“Reuters Page LIBOR01” means the display designated as Reuters LIBOR01 on the Reuters service (or such other page as may replace the Reuters Page LIBOR01 on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“LIBOR Interest Determination Date” means the second LIBOR Business Day (as defined below) preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market.

“Calculation Agent” means a banking institution or trust company to be appointed by us to act as calculation agent prior to the commencement of the Floating Rate Period or, in the absence of such appointment, us.

Option to Defer Interest Payments

So long as no Event of Default under the Indenture has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the notes or end on a day other than an interest payment date. Any deferred interest on the notes will accrue additional interest at the interest rate then applicable to the notes from the applicable interest payment date to the date of payment (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the notes until the end of an Optional Deferral Period, except upon a redemption of the notes during such Optional Deferral Period.

At the end of an Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once we pay all accrued and unpaid interest payments on the notes, including any Additional Interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of the notes.

We are required to provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which it is required to give notice of such interest payment date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, we are required to deliver to the Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Trustee is required to promptly forward such notice to each holder of record of the notes.

Certain Limitations During an Optional Deferral Period

During an Optional Deferral Period, subject to the exceptions noted below, we shall not:

•	declare, pay or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our equity securities, or

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us that rank equally with or junior to the notes.

None of the foregoing, however, shall restrict:

•

any of the actions described in the preceding sentence resulting from any reclassification of our equity securities or the exchange or conversion of one class or series of our equity securities for another class or series of our equity securities;

•	the purchase of fractional interests in our equity securities pursuant to the conversion or exchange provisions of such equity security or the security being converted or exchanged;

•	payments or distributions payable in our equity securities;

•

redemptions, purchases or other acquisitions of our equity securities in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of us or any of our subsidiaries or in connection with a dividend reinvestment plan; or

•

any declaration of a distribution in connection with implementation of any rights plan, or the issuance of rights, equity security or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Optional Redemption

At any time and from time to time on or after                , 2023, the notes will be subject to redemption at our option in whole or in part upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the notes being redeemed to the redemption date.

We may also redeem the notes before                , 2023, (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”

If notice of redemption is given as aforesaid or as provided under “—Right to Redeem Upon a Tax Event” and “—Right to Redeem Upon a Rating Agency Event,” the notes to be redeemed will, on the redemption date, become due and payable at the applicable redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless we have defaulted in the payment of the redemption price and accrued interest) such notes shall cease to bear interest. See “Description of our Debt Securities” in the accompanying prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we and our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Right to Redeem Upon a Tax Event

Before                , 2023, we may redeem, upon a redemption notice, in whole but not in part, the notes following the occurrence of a Tax Event (as defined below), at 100% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of the original issuance of the notes, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

Before                , 2023, we may redeem, upon a redemption notice, in whole but not in part, the notes following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the notes on the date of original issuance of the notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the notes would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the notes as compared with the amount of equity credit that such rating agency had assigned to the notes as of the date of original issuance thereof.

Ranking; Subordination

Our payment obligations under the notes will, to the extent provided in the Indenture, be subordinated to the prior payment in full of all of our present and future Senior Indebtedness, as defined below, and will rank equally with any future Indebtedness Ranking on a Parity with the Notes, in each case in the manner set forth below. The notes will rank senior in right of payment to all of our present and future equity securities.

The holders of our Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before holders of the notes will receive any payment of principal, premium or interest with respect to the notes upon any payment or distribution of our assets to our creditors:

•	in connection with our total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.

In these circumstances, until our Senior Indebtedness is paid in full, any distribution to which holders of notes would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and debt securities that are subordinated to Senior Indebtedness to at least the same extent as the notes.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to the notes;

•	make any deposit for the purpose of satisfaction and discharge of the indenture in terms of the notes; or

•	purchase, redeem or otherwise retire any of the notes,

unless, in any case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness (as defined below).

During the continuance of any default under our Senior Indebtedness, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not make payments on the notes for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.

Generally, “Designated Senior Indebtedness” will include any issue of Senior Indebtedness of at least $100 million and any issue of Senior Indebtedness designated by us at the time of issuance as Designated Senior Indebtedness.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Designated Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the notes after the expiration of the Payment Blockage Period.

If (1) we do not pay principal, premium or interest with respect to Senior Indebtedness within any applicable grace period, (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms or (3) we receive a Blockage Notice, then, notwithstanding any notice requirements necessary to invoke an Optional Deferral Period, we may elect to defer payment of all or part of the current and accrued interest otherwise due on the notes on an interest payment date by giving notice to the Trustee of such election not later than the time we must remit payment of interest on the notes to the Trustee on such interest payment date. Any such notice will be forwarded promptly by the Trustee to each holder of record of the notes. However, we may only exercise this right if we are otherwise entitled to elect to optionally defer payment of interest on the notes as described under “—Optional Deferral of Interest.”

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

Because of the subordination, in the event of our insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the notes.

The term “Senior Indebtedness” as used in this section includes our obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•

indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated in right of payment (other than the notes), issued under credit agreements, indentures or other similar instruments, and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes;

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement, or similar credit transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include our obligations in respect of:

•	trade accounts payable;

•

any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	Indebtedness Ranking on a Parity with the Notes;

•	Indebtedness Ranking Junior to the Notes; and

•	indebtedness owed by us to our majority-owned subsidiaries.

“Indebtedness Ranking on a Parity with the Notes” means indebtedness, whether outstanding on the date of the first issuance of the notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the notes in right of payment upon our dissolution, winding-up, liquidation, reorganization or similar events.

“Indebtedness Ranking Junior to the Notes” means indebtedness, whether outstanding on the date of the first issuance of the notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to, and not equally with or prior to, the notes in right of payment upon our dissolution, winding-up, liquidation, reorganization or similar events.

The indenture under which the notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by us. As of September 30, 2017, the aggregate principal amount of our Senior Indebtedness was approximately $4.8 billion.

We conduct a significant portion of our operations through our subsidiaries, and a significant amount of our assets consists of our ownership interests in our subsidiaries. Therefore, our right and, hence, the right of our creditors (including holders of notes) to participate in any distribution of the assets of any subsidiary of ours, whether upon liquidation, reorganization or otherwise, is structurally subordinate to the claims of creditors of each subsidiary or affiliate. As of September 30, 2017, our subsidiaries had outstanding $185.4 million of indebtedness, which is included in the outstanding indebtedness disclosed above.

Inapplicability of Certain Covenants

No Limitations on Liens.    Holders of the notes will not have the benefit of and will not be entitled to enforce the covenant in the Indenture described under “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus.

No Restriction on Sale-Leasebacks.    Holders of the notes will not have the benefit of and will not be entitled to enforce the covenant in the Indenture described under “Description of Debt Securities—Limitations on Sale-Leasebacks” in the accompanying prospectus.

No Personal Liability of General Partner

Our general partner and its directors, officers, employees and sole member will not have any liability for our obligations under the Indenture or the notes. Each holder of notes by accepting a note waives and releases our general partner and its directors, officers, employees and sole member from all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Events of Default

The following are the “Events of Default” with respect to the notes, which replace the events of default described in the accompanying prospectus in their entirety:

•	failure to pay principal of, or premium, if any, on or interest on the notes when due at maturity or earlier redemption;

•

failure to pay interest on the notes (including Additional Interest) when due and payable that continues for 30 days (other than at maturity or upon earlier redemption), subject to our right to optionally defer interest payments; or

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an Event of Default, other than an Event of Default described in the third bullet above, occurs under the Indenture, either the Trustee or the holders of at least 25 percent in aggregate principal amount of the notes then outstanding may declare the entire principal amount of all the notes and all accrued interest thereon to be due and payable immediately. However, the holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the Trustee may rescind an acceleration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or accrued and unpaid interest that has become due solely because of acceleration. If an Event of Default described in the third bullet above occurs under the indenture, the entire principal amount of the notes and all accrued interest thereon will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of the notes.

With respect to the notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of us in the Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the notes), and continuance of such default or breach for a period of 90 days after specified written notice to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and we will be subject to the same obligations and restrictions, in each case, as would apply if such Default were an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the notes; provided, further that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, with respect to the notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

Agreement by Holders to Certain Tax Treatment

Each holder of the notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the notes constitute indebtedness and will treat the notes as indebtedness for all U.S. federal, state and local tax purposes.

Book-Entry Only Issuance; The Depository Trust Company

DTC will act as the initial securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global notes certificates will be issued, representing in the aggregate the total principal amount of notes, and will be deposited with the Trustee on behalf of DTC. Investors may hold interests in the notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank SA/NV, as operator of the Euroclear system, or Clearstream Banking S.A., Luxembourg (“Clearstream”).

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such notes to be redeemed.

Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except in the limited cases provided in the Indenture, a Beneficial Owner of a global note will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, notes certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the notes. We understand, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of our decision, but will only withdraw beneficial interests from a global note at the request of each Direct or Indirect Participant. In that event, certificates for the notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter take any responsibility for the accuracy thereof. Neither we nor any underwriter have any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable. Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries. Because of time-zone differences, credits of notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Notes

As of September 30, 2017, we had outstanding:

•	$300 million of 6.050% notes due 2018;

•	$400 million of 2.650% notes due 2018;

•	$275 million of 5.500% notes due 2019;

•	$650 million of 4.875% notes due 2021;

•	$500 million of 4.150% notes due 2023;

•	$300 million of 4.350% notes due 2024;

•	$600 million of 3.950% notes due 2026;

•	$150 million of 6.750% notes due 2033;

•	$400 million of 5.850% notes due 2043; and

•	$300 million of 5.600% notes due 2044.

On November 20, 2017, we closed our $400.0 million offering of 4.125% senior notes due 2027.

Our existing senior notes represent our senior unsecured obligations, rank equally in right of payment with all of our existing and future unsubordinated debt and rank senior in right of payment to all of our existing and future subordinated debt. Our existing senior notes are structurally junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries.

Each series of existing senior notes is redeemable, in whole or in part, at any time at our option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date.

Each of the 5.500% notes due 2019, 4.150% notes due 2023, 4.350% notes due 2024 and 2027 Notes is redeemable, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent (as defined in each prospectus supplement), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in each prospectus supplement) plus 30 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

The 4.875% notes due 2021 are redeemable, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent (as defined in each prospectus supplement), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in each prospectus supplement) plus 25 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

Each of the 2.650% notes due 2018 and 6.750% notes due 2033 is redeemable, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent (as defined in each prospectus supplement), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in each prospectus supplement) plus 20 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

The 5.600% notes due 2044 are redeemable, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent (as defined in each prospectus supplement), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in each prospectus supplement) plus 37.5 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

Each of the 6.050% notes due 2018, 5.850% notes due 2043 and 3.950% notes due 2026 is redeemable, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent (as defined in each prospectus supplement), the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in each prospectus supplement) plus 35 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

Revolving Credit Facility

As of January 17, 2018, we had a borrowing capacity of $1.5 billion with approximately $671.6 million of indebtedness outstanding under our revolving credit facility. Our revolving credit facility’s maturity date is September 30, 2021. The revolving credit facility provides for letters of credit to be issued at the request of the borrowers in an aggregate amount not to exceed a $500.0 million sublimit and for swing line loans to be issued at the request of the borrowers in an aggregate amount not to exceed a $100.0 million sublimit. Indebtedness under the revolving credit facility bears interest under one of two rate options, selected by us, equal to either (i) the highest of (a) the federal funds rate plus 0.5%, (b) SunTrust Bank’s prime rate, and (c) an adjusted London Interbank Offered Rate determined on a daily basis for an interest period of one month, in each case plus an applicable margin, or (ii) an adjusted London Interbank Offered Rate plus an applicable margin. The applicable margin is determined based on the current utilization level of the revolving credit facility and ratings assigned by Standard & Poor’s Rating Services and Moody’s Investor Service for our senior unsecured non-credit enhanced long-term debt. We will also pay a fee based on our credit ratings on the actual daily unused amount of the aggregate commitments. The weighted average interest rate for borrowings under the revolving credit facility was 3.06% at January 17, 2018.

Term Loan

On September 30, 2016, we entered into a Term Loan Agreement (the “Term Loan Agreement”) with the several banks and other financial institutions party thereto as lenders (the “Lenders”) and SunTrust Bank, in its capacity as administrative agent (the “Term Loan Administrative Agent”). The Term Loan Agreement provides for a senior unsecured credit facility in an aggregate principal amount of up to $250 million, subject to various terms and conditions contained in the Term Loan Agreement. Interest accrues on the term loans at a LIBOR rate or a base rate plus an applicable margin based on our election for each interest period. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to our senior, unsecured long-term debt securities. The applicable margin for LIBOR rate loans ranges from 1.0% to 1.60% and the applicable margin for base rate loans ranges from 0% to 0.60%.

Immediately after entering into the Term Loan Agreement, we borrowed the full $250 million under the Term Loan Agreement. Proceeds of the term loan facility were used to repay a portion of the outstanding balance on our revolving credit facility due September 30, 2021. The Term Loan Agreement has a scheduled maturity of September 30, 2019, with an option for us to extend the term for two successive one-year periods.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Congress is currently considering certain legislative proposals that, if enacted, would result in significant changes to U.S. federal tax laws. We cannot assure you that any change in law will not significantly alter the tax considerations that we describe in this discussion. In addition, we cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations (such as estate tax, gift tax and Medicare tax on net investment income) other than U.S. federal income tax considerations or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership considering an investment in the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX

LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the notes. Based upon an analysis of the relevant facts and circumstances, although the matter is not free from doubt due to a lack of authority and the highly factual nature of the analysis, in the opinion of our tax counsel, Vinson & Elkins L.L.P., the notes will be treated as indebtedness for U.S. federal income tax purposes. This opinion (1) is based on the then current law and representations provided by us, (2) will assume full compliance with the terms of the indenture and certain other documents and (3) is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion.

If the IRS were to successfully challenge the classification of the indebtedness, payments on the notes likely would be treated as guaranteed payments or distributions with respect to a preferred partnership interest. In such a case, U.S. holders of the notes that are employee benefit plans, and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, could be subject to U.S. federal income tax on their income with respect to the notes as unrelated business taxable income, and non-U.S. holders of the notes could be treated as engaged in a trade or business within the United States, be required to file a U.S. federal income tax return and pay taxes on their share of our income or gain and be subject to withholding. Holders are urged to consult to consult their own tax advisors regarding the tax consequences to them if the notes are not treated as indebtedness for U.S. federal income tax purposes.

We intend to treat the notes as indebtedness for U.S. federal income tax purposes. Each holder of the notes will, by accepting the notes, be deemed to have agreed that the holder intends that the notes constitute indebtedness and will treat the notes as indebtedness for all U.S. federal, state and local tax purposes. The remainder of this discussion assumes (based on opinion of counsel) that the notes will be characterized as indebtedness for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (as described under “Description of Notes—Right to Redeem Upon a Rating Agency Event”), we may pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, it is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury regulations to be treated as a United States person.

Interest and Original Issue Discount on the Notes

It is expected, and assumed for purposes of this discussion that, subject to the discussion below, the notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, you should include in gross income the interest on the notes in accordance with your method of accounting.

Under applicable Treasury regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total non-contingent principal payments due under the debt instrument by more than a specified de minimis amount and (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, payments treated as qualified stated interest (“QSI”) on the notes will generally be taxable to you as ordinary interest income at the time such interest payments are accrued or received, depending on your method of accounting for U.S. federal income tax purposes.

For U.S. federal income tax purposes, original issue discount (“OID”) is the excess of the stated redemption price at maturity of a debt instrument over its issue price, if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the weighted average maturity of such debt instrument). A debt instrument’s “weighted average maturity” is the sum of the following amounts determined for each payment on the debt instrument (other than a payment of QSI): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt instrument’s stated redemption price at maturity. The issue price of an issue of debt instruments equals the first price at which a substantial amount of the debt instruments has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of QSI. The term QSI generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate. You will be required (regardless of your method of accounting) to include any OID in ordinary income as it accrues in accordance with a constant yield method based on a compounding of interest.

Under applicable Treasury regulations, in order to determine the amount of QSI and OID in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the notes as of the notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date of the notes).

Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of OID and QSI, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument and you will account for such OID and QSI as if you held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of QSI or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the notes during the accrual period.

The Treasury regulations provide special rules for determining the yield and maturity of a debt instrument that provide an issuer with the option to call the instrument at specified times. The Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. Under the terms of the notes, if the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is greater than the fixed rate substitute of the floating rate (as determined in the manner described above), the notes will be presumed not to be called and OID with respect to the notes will be calculated as described above. If, however, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the notes would be minimized if the notes were called immediately before the change in the interest rate on                    , 2023, and therefore the notes would be treated as maturing on such date for OID purposes. This assumption is made solely for purposes of determining whether the notes are issued with OID for U.S. federal income tax purposes, and is not an indication of our intention to call or not to call the notes at any time. If, contrary to this presumption, the notes are not called prior to the change in the interest rate on                , 2023, then, solely for OID purposes, the notes will be deemed to be reissued at their adjusted issue price on                , 2023. This deemed reissuance should not give rise to taxable gain or loss to you.

Based upon current market conditions and the manner in which the interest rates on the notes are determined, we expect that the equivalent fixed rate debt instrument (as determined in the manner described above) would provide for a single fixed interest rate throughout the term of the notes. Accordingly, solely for purposes of determining QSI and OID, as of the issue date of the notes, we expect that the notes will be presumed to remain outstanding until maturity, all interest on the notes will be treated as QSI and the notes will not be treated as having been issued with any OID.

In addition to the foregoing, the Treasury regulations provide that the possibility that interest on the notes might be deferred could result in the notes being treated as issued with OID, unless the likelihood of such deferral is remote. Due to the terms of the notes and the relevant facts and circumstances, we believe that the likelihood of our exercising the option to defer payment of stated interest is remote, within the meaning of the applicable Treasury regulations, and therefore that the possibility of such deferral will not result in the notes being treated as issued with OID. Accordingly, the notes generally will be taxable to you as set forth above. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with this position.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the notes would be treated as issued with OID at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred, all stated interest due after such deferral, would be treated as OID. In such case, you would be required to include interest in income as it accrued, regardless of your method of accounting, using the constant-yield-to-maturity method of accrual, before you received any payment attributable to such income, and would not separately report the actual cash payments of interest on the notes as taxable income.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid QSI on the note, this amount generally will be taxed in the same manner as described above in “—Interest and Original Issue Discount on the Notes.” Assuming the interest payments on the notes are not deferred and that the notes are not treated as issued with OID, your adjusted tax basis in the note will generally equal the amount you paid for the note decreased by any amount received on the note other than payments of QSI. If the notes are treated as issued with OID, your adjusted tax basis in a note generally will be the initial purchase price, increased by OID previously includible in your gross income to the date of disposition and decreased by payments received on the note, other than payments of QSI. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest (and OID, if applicable) on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Recent Tax Legislation

Pursuant to recently enacted legislation, for taxable years beginning after December 31, 2017, with respect to a debt instrument issued with market discount, and for taxable years beginning after December 31, 2018, with respect to a debt instrument issued with OID, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and which is used by the taxpayer for various specified purposes. This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the notes prior to the time such income would be recognized pursuant to the rules described above. Potential investors in the notes should consult their tax advisors regarding the potential applicability of these rules to their investment in the notes.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest (and OID, if applicable) on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own actually or constructively, 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest (and OID, if applicable) on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest (and OID, if applicable) made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest (and OID, if applicable) are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest (and OID, if applicable) and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

•	you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest (and OID, if applicable) on the note, this amount generally will be taxed in the same manner as described above in “—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest (and OID, if applicable) on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate unless an applicable income tax treaty provides for a lower rate. For this purpose, interest (and OID, if applicable) received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest (and OID, if applicable) on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest (and OID, if applicable) payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest (and OID, if applicable) on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of interest (and OID, if applicable) on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are serving as the underwriters for this offering. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriters	Principal amount of Notes
Deutsche Bank Securities Inc.	$
Wells Fargo Securities, LLC

Total	$

The underwriters have agreed to purchase all of the notes if any of them are purchased.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to         % of the principal amount per note. The underwriters may allow, and any such dealer may reallow, a concession not in excess of          % of the principal amount per note to certain other dealers. If all the notes are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discount to be paid by us to the underwriters in connection with the offering:

Paid by us
Per Note		%
Total	$

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1.1 million and will be payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Stabilization

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in process.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates are agents and lenders under our revolving credit facility and our Term Loan Agreement. Certain of the underwriters also serve as sales agents under our Equity Distribution Agreements.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

United Kingdom

This prospectus supplement and the accompanying base prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Partnership or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Partnership or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Partnership nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Partnership or the underwriters to publish a prospectus for such offer.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area.

For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Furthermore, the notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available by any person to any retail investor in the European Economic Area. Consequently no key information document as would be required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPS Regulation.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)	the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)	the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)	the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and such action does not require any document to be lodged with ASIC or the ASX.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland. Neither this prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The validity of the notes is being passed upon for us by Vinson & Elkins L.L.P. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements, incorporated in this prospectus supplement by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Buckeye Partners, L.P. and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus supplement contain various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us. When used in this document, words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A. “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and under “Risk Factors” in this prospectus supplement and the accompanying prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement and the accompanying base prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we file later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, or any corresponding information furnished under Item 9.01 or included as an exhibit) will automatically update and may replace information in this prospectus supplement and the accompanying base prospectus, and information previously filed with the SEC. In addition to the documents listed in “Where You Can Find More Information” on page 2 of the accompanying base prospectus, we incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A filed on April 19, 2017;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 5, 2017, for the quarter ended June 30, 2017, filed on August 4, 2017, and for the quarter ended September 30, 2017, filed on November 3, 2017;

•

our Current Reports on Form 8-K, filed on January 4, 2017, June 9, 2017, June 26, 2017, November 13, 2017, November 20, 2017 and December 18, 2017 and our Current Report on Form 8-K/A filed on June 19, 2017; and

•	the description of our LP units contained in the Registration Statement on Form 8-A filed on August 9, 2005.

If information in incorporated documents conflicts with information in this prospectus supplement or the accompanying base prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus, at no cost, by writing or calling us at the following address:

Buckeye Partners, L.P.

One Greenway Plaza

Suite 600

Houston, Texas 77046

(832) 615-8600

PROSPECTUS

Buckeye Partners, L.P.

Limited Partnership Units

Debt Securities

We may offer limited partnership units (“LP Units”) and debt securities from time to time. This prospectus describes the general terms of, and the general manner in which we will offer these securities.

You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our LP Units are traded on the New York Stock Exchange under the symbol “BPL.” The last reported sale price of our LP Units on November 7, 2017 was $53.12 per LP Unit.

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider each of the factors referred to under “Risk Factors” on page 4 of this prospectus, contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS November 9, 2017

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. As used in this prospectus, the “Partnership,” “we,” “our,” “us,” or like terms mean Buckeye Partners, L.P. References to “Buckeye GP,” “the general partner,” or “our general partner” refer to Buckeye GP LLC, the general partner of the Partnership.

The information in this prospectus is accurate as of its date. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information described under the heading “Where You Can Find More Information.”

BUCKEYE PARTNERS, L.P.

We are a publicly traded master limited partnership that owns and operates, or owns a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. We are one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. We also use our service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for our customers. Our global terminal network, including through our interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate storage capacity of over 173 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Our global network of marine terminals enables us to facilitate global flows of crude oil and refined petroleum products, offering our customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Our flagship marine terminal in The Bahamas, Buckeye Bahamas Hub Limited, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our Gulf Coast regional hub, Buckeye Texas Partners LLC, offers world-class marine terminalling, storage and processing capabilities. Through our 50% equity interest in VTTI our global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. We are also a wholesale distributor of refined petroleum products in certain areas served by our pipelines and terminals.

Our executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. Our telephone number is (832) 615-8600. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.buckeye.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K).

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 5, 2017; Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 8, 2017; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed on November 3, 2017;

•	Current Reports on Form 8-K, filed on January 4, 2017, June 9, 2017 and June 26, 2017 and our Current Report on Form 8-K/A filed on June 19, 2017; and

•	The description of our limited partnership units contained in the Registration Statement on Form 8-A filed on August 9, 2005.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Buckeye Partners, L.P.

One Greenway Plaza

Suite 600

Houston, Texas 77046

(832) 615-8600

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risks discussed in the “Forward-Looking Statements” section of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K and as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flow could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders, or pay interest on, or the principal of, any debt securities. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus contain various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us. When used in this document, words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A. “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and under “Risk Factors” in this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

Years Ended December 31,					Nine Months Ended September 30, 2017
2012	2013	2014	2015	2016
2.65	3.31	2.65	3.06	3.51	3.07

These computations include us and our operating subsidiaries and are based on the historical results of Buckeye Partners, L.P. For these ratios, “earnings” means the sum of the following:

•	income from continuing operations before taxes (excluding income attributable to noncontrolling interests);

•	plus fixed charges, as defined below;

•	plus equity income less than distributions, or less equity income greater than distributions, as applicable; and

•	less capitalized interest, excluding amortization of capitalized interest.

The term “fixed charges” means the sum of the following:

•	interest and debt expense;

•	plus capitalized interest; and

•	plus a portion of rentals representing an interest factor.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt, acquisitions and capital expenditures and additions to working capital.

The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF THE LIMITED PARTNERSHIP UNITS

General

The LP Units represent limited partner interests in us. The holders of LP Units are entitled to receive distributions, if made, in accordance with our amended and restated partnership agreement and exercise the rights or privileges available to limited partners thereunder. For a description of the rights and privileges of holders of LP Units in and to partnership distributions, please read “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our amended and restated partnership agreement, including voting rights, please read “Our Amended and Restated Partnership Agreement.”

Voting

Each holder of LP Units is entitled to one vote for each LP Unit held by such holder on all matters submitted to a vote of the unitholders. Certain events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least two-thirds of the outstanding LP Units. Other events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least 80% of the outstanding LP Units. Please read “Our Amended and Restated Partnership Agreement—Voting.”

No Preemptive Rights

The holders of LP Units are not entitled to preemptive rights in respect of issuances of securities by us.

Transfer Agent and Registrar

The transfer agent and registrar for the LP Units is American Stock Transfer & Trust Company, LLC. You may contact them at the following address: 6201 15th Avenue, Brooklyn, NY 11219.

HOW WE MAKE CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our amended and restated partnership agreement that relate to distributions.

General

Our amended and restated partnership agreement does not require distributions to be made quarterly or at any other time. Under our amended and restated partnership agreement, our general partner, from time to time and not less than quarterly, is required to review our accounts to determine whether distributions are appropriate. Our general partner is permitted to make such distributions as it may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any of our funds, including, without limitation, revenues, capital contributions or borrowed funds. Our general partner may also distribute other Partnership property, additional LP Units, or other securities of the Partnership or other entities. Distributions are made concurrently to all applicable record holders on the record date set for purposes of such distributions.

LP Units Eligible for Distributions

The LP Units generally participate pro rata in our distributions. As of November 6, 2017, there were approximately 146,643,955 LP Units issued and outstanding. We currently have a long-term incentive plan and a unit deferral and incentive plan (together, the “LTIP”) which provide for the issuance of up to 5,500,000 LP Units, subject to certain adjustments.

Distributions of Cash upon Liquidation

If we dissolve in accordance with our amended and restated partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors, including by way of a reserve of cash or other assets of the Partnership for contingent liabilities. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

If the sale of our assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to our limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our amended and restated partnership agreement.

The following provisions of our amended and restated partnership agreement are summarized elsewhere in this prospectus.

•	with regard to distributions, please read “How We Make Distributions”;

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

The Partnership was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.

Purpose

The purpose of the Partnership under our amended and restated partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Revised Uniform Limited Partnership Act (“DRULPA”).

Our general partner is authorized to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

Each of our limited partners grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.

Issuance of Additional Securities

Our amended and restated partnership agreement authorizes our general partner to cause us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding LP Units, our general partner is prohibited from causing us to issue any class or series of limited partner interests having preferences or other special or senior rights over the previously outstanding LP Units. Without the approval of a majority of the holders of the outstanding LP Units, our general partner is prohibited from causing us to issue limited partner interests to itself or its affiliates unless the limited partner interests are of a class previously listed or admitted to trading on a national securities exchange and property is contributed to us with a value at least equal to the fair market value of the issued limited partner interests.

It is possible that we will fund acquisitions, and other capital requirements, through the issuance of additional limited partner interests, including LP Units or other equity securities. Holders of any additional LP Units that we issue will be entitled to share with then-existing holders of LP Units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of then-existing holders of LP Units in our net assets and (ii) the voting rights of then-existing holders of LP Units under our amended and restated partnership agreement.

The holders of LP Units do not have preemptive rights to acquire additional LP Units or other partnership interests.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of our amended and restated partnership agreement, the partner’s liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the partner is obligated to contribute to the Partnership for the partner’s LP Units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to elect members of the board of directors of our general partner;

•	to remove or replace our general partner;

•	to approve certain amendments to our amended and restated partnership agreement; or

•	to take any other action under our amended and restated partnership agreement constituted “participation in the control” of our business for the purposes of the DRULPA, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither our amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. Although this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in multiple jurisdictions. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to elect members of the board of directors of our general partner, to remove or replace our general partner, to approve certain amendments to our amended and restated partnership agreement, or to take other action under our amended and restated partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the vote of our unitholders as specified below.

Election of the board of directors of our general partner	All directors on the board of directors of our general partner will be elected by a plurality of the votes cast at meetings of the limited partners. Please read “—Meetings; Voting.”

Amendment of the amended and restated partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Certain other amendments require the approval of holders of a majority of outstanding LP Units. Certain other amendments require the approval of holders of a super-majority of outstanding LP Units. Please read “—Amendment of Our Amended and Restated Partnership Agreement.”

Sale of all or substantially all of the Partnership’s assets	Holders of two-thirds of outstanding LP Units. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of the Partnership	Holders of two-thirds of outstanding LP Units. Please read “—Termination and Dissolution.”

Removal/Replacement of our general partner	Holders of 80% of outstanding LP Units. Please read “—Withdrawal or Removal of Our General Partner.”

Amendment of Our Amended and Restated Partnership Agreement

General. Amendments to our amended and restated partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than certain amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding LP Units, referred to as a “Majority Interest.” No amendments to certain provisions and definitions in our amended and restated partnership agreement relating to or requiring “special approval” or the approval of a majority of the members of the audit committee of the board of directors of our general partner may be made without first obtaining such special approval.

No Unitholder Approval. Our general partner may generally make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	a change that our general partner deems appropriate or necessary for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or jurisdiction or to ensure that neither we nor any of our operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

•	a change that is appropriate or necessary, in the opinion of our counsel, to prevent us, Buckeye GP Holdings L.P. (“Holdings”), our general partner or any of our subsidiaries from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

•	any other changes or events similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner, reflect:

•	a change that in the good faith opinion of our general partner does not adversely affect our limited partners in any material respect;

•	a change to divide our outstanding units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify our units in a manner that in the good faith opinion of our general partner does not adversely affect any class of our limited partners in any material respect;

•	a change that our general partner deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

•	a change that our general partner deems appropriate or necessary to facilitate the trading of any of the LP Units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.

Opinion of Counsel and Partnership Unitholder Approval. No amendments to our amended and restated partnership agreement will become effective without the approval of holders of at least 80% of the LP Units unless we obtain an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of our limited partners or cause us or any of our operating partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

Any amendment to our amended and restated partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our amended and restated partnership agreement generally prohibits our general partner, without the prior approval of the holders of at least two-thirds of the outstanding LP Units and special approval, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by us and our operating partnerships. In addition, our amended and restated partnership agreement generally prohibits our general partner from causing us to merge or consolidate with another entity without special approval. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of the holders of outstanding LP Units and without special approval.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner of the Partnership by giving 90 days’ advance written notice, provided such withdrawal is approved by the vote of the holders of not less than 80% of the outstanding LP Units or we receive an opinion of counsel regarding limited liability and tax matters.

Upon receiving notice of the withdrawal of our general partner, prior to the effective date of such withdrawal, the holders of LP Units representing a Majority Interest may select a successor to the withdrawing general partner. If a successor is not elected, we will be dissolved, wound up and liquidated, unless within 90 days of that withdrawal, all of our partners agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution” below.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding LP Units, we receive an opinion of counsel regarding limited liability and tax matters, the successor general partner or an affiliate thereof agrees to indemnify and hold harmless our general partner and its affiliates from any liability or obligation arising out of, or causes the general partner and its affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the general partner or any of its affiliates in connection with our business, except as otherwise prohibited by our amended and restated partnership agreement, and all required regulatory approvals for removal of our general partner shall have been obtained. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of LP Units representing a Majority Interest and the agreement of the successor general partner or one of its affiliates to indemnify the removed general partner against, or to cause it to be released from, certain liabilities.

If our general partner withdraws or is removed, we are required to reimburse the departing general partner for all amounts due the departing general partner.

Transfer of General Partner Interest

Our general partner is prohibited under our amended and restated partnership agreement from transferring its general partner interest.

Termination and Dissolution

We will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under our amended and restated partnership agreement. We will dissolve upon:

(1)	the expiration of our term on December 31, 2086;

(2)	the withdrawal of our general partner unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

(3)	the bankruptcy or dissolution of our general partner, or any other event that results in its ceasing to be our general partner other than by reason of a withdrawal or removal; or

(4)	the election of our general partner to dissolve us, if approved by the holders of two-thirds of the outstanding LP Units.

Upon a dissolution under clause (2) or (3) and the failure of all partners to agree in writing to continue our business and to elect a successor general partner, the holders of LP Units representing a Majority Interest may also elect, within 180 days of such dissolution, to reconstitute the Partnership and continue our business on the same terms and conditions described in our amended and restated partnership agreement by forming a new limited partnership on terms identical to those in our amended and restated partnership agreement and having as general partner a person approved by the holders of LP Units representing a Majority Interest subject to our receipt of an opinion of counsel to the effect that:

(1)	the action would not result in the loss of limited liability of any limited partner; and

(2)	neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new partnership by the holders of LP Units representing a Majority Interest, our general partner or, if our general partner has withdrawn, been removed, dissolved or become bankrupt, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems appropriate or necessary in its good faith judgment, liquidate our assets and apply and distribute the proceeds of the liquidation as described in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.”

Meetings; Voting

For purposes of determining the holders of LP Units entitled to notice of or to vote at any meeting or to give approvals without a meeting, our general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting. If a meeting is adjourned, notice need not be given of the adjourned meeting and a new record date does not need to be set, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment (together with any prior adjournments that did not have a new record date set) is for more than 60 days. The Partnership may transact any business at the adjourned meeting that might have been transacted at the original meeting.

Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting, except that election of directors by unitholders may only be done at a meeting. Special meetings of our unitholders may be called by our general partner or by our unitholders owning at least 20% of the outstanding LP Units.

Annual meetings of limited partners for the election of directors to the board of directors of our general partner (as described below), and such other matters as the board of directors of our general partner submits to a vote of the limited partners, will be held on the first Tuesday in June of each year or on such other date as is fixed by our general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding LP Units, represented in person or by proxy, will constitute a quorum.

Except as described below with respect to the election of directors, each record holder of a LP Unit has one vote per LP Unit, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” LP Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. With respect to the election of directors, our amended and restated partnership agreement provides that if, at any time, any person or group beneficially owns 20% or more of the outstanding LP Units, then all LP Units owned by such person or group in excess of 20% of the outstanding LP Units may not be voted, and in each case, the foregoing LP Units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such LP Units will not be treated as a separate class for purposes of our amended and restated partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation described above will not apply to a specific person or group.

Board of Directors

General. The number of directors of our general partner’s board will be not less than six and not more than eleven. Any decrease in the number of directors by our general partner’s board may not have the effect of shortening the term of any incumbent director. The board of directors of our general partner must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which our LP Units are listed or quoted

Directors. Our directors are classified with respect to their terms of office by dividing them into three classes, each class to be as nearly equal in number as possible. The directors that are designated to Class I will serve for a term that expires at the 2020 annual meeting, the directors designated to Class II will serve for a term that expires at the 2018 annual meeting, and the directors designated to Class III will serve for a term that expires at the 2019 annual meeting. At each annual meeting of our unitholders, directors to replace directors whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal. Any vacancies may be filled by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office.

Nominations of Directors. Nominations of persons for election as directors may be made at an annual meeting of the limited partners only (a) by or at the direction of the directors or any committee thereof or (b) by any public limited partner who (i) was a record holder at the time the notice provided for in our amended and restated partnership agreement is delivered to our general partner, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in our amended and restated partnership agreement.

For any nominations brought before an annual meeting by a public limited partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our amended and restated partnership agreement. To be timely, a public limited partner’s notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors is increased effective at an annual meeting and there is no public announcement by us or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a public limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our general partner.

Nominations of persons for election as directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our amended and restated partnership agreement.

Only such persons who are nominated in accordance with the procedures set forth in our amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the public limited partner who nominated a person to serve as a director (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present such nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our general partner or us.

In addition to the provisions described above and in our amended and restated partnership agreement, a public limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Indemnification

Our amended and restated partnership agreement and the agreements of limited partnership or operating agreements of our subsidiaries, as the case may be (together with our amended and restated partnership agreement, the “Organizational Agreements”) provide that we or our subsidiaries, as the case may be, shall indemnify (to the extent permitted by applicable law) certain persons (each, an “Indemnitee”) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding (a “claim”) to which the Indemnitee is or was an actual or threatened party and which relates to the Organizational Agreements or our, or any of our subsidiaries’, property, business, affairs or management. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include our general partner, any affiliates of such general partner, any person who is or was a director, officer, manager, member, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another individual, corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity; and an Indemnitee shall be indemnified only in connection with any claim made by reason of such Indemnitee’s status as such or any action taken or omitted to be taken in the Indemnitee’s capacity as such. Expenses subject to indemnity will be paid by us to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. We maintain a liability insurance policy on behalf of certain of the Indemnitees.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its limited liability company agreement, a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the amended and restated limited liability company agreement of our general partner currently provides for the indemnification of affiliates of our general partner and members, managers, partners, officers, directors, employees, agents and trustees of our general partner or any affiliate of our general partner and such persons who serve at the request of our general partner as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations and may be subordinated to our Senior Indebtedness. See “— Subordination.” The senior debt securities will be issued under an indenture dated as of July 10, 2003, originally with SunTrust Bank, as supplemented from time to time by supplemental indentures, between us and Branch Banking and Trust Company, as trustee. The subordinated debt securities will be issued under an indenture, the form of which is filed herewith.

We refer to the indenture under which the senior debt securities may be issued as the “Senior Indenture” and we refer to the indenture under which the subordinated debt securities may be issued as the “Subordinated Indenture.” We refer collectively to the Senior Indenture and the Subordinated Indenture as the “Indentures” and to each as the “Indenture.” We refer to Branch Banking and Trust Company as trustee under each Indenture as the “Trustee.”

The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected provisions of each of the Indentures below. Each Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for provisions that may be important to you, because the Indenture, and not this description, governs your rights as a holder of debt securities. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities will be subordinated debt securities; and

•	any other terms of the debt securities.

No Limitation on Amount of Debt Securities

The Indenture does not limit the amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to any principal amount that may be authorized by us and may be in any currency or currency unit designated by us. (Section 3.01)

Registration of Notes

Debt securities of a series may be issued in certificated or global form. (Sections 2.01 and 2.02)

Denominations

The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in amounts other than $1,000 each or multiples thereof. (Section 3.02)

No Personal Liability of General Partner

Our general partner and its directors, officers, employees and sole member will not have any liability for our obligations under the Indenture or the debt securities. Each holder of debt securities by accepting a debt security waives and releases our general partner and its directors, officers, employees and sole member from all such liability. (Section 1.15) The waiver and release are part of the consideration for the issuance of the debt securities.

Consolidation, Merger or Sale

We will only consolidate or merge with or into any other partnership or corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indenture, which includes the following requirements:

•	the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring partnership or corporation assumes our obligations under the Indenture; and

•	immediately after giving effect to the transaction no Event of Default exists.

The remaining or acquiring partnership or corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board of directors or officers of the successor. If we sell or transfer all or substantially all of our assets, the purchaser must assume all of our liabilities and obligations under the Indenture and under the debt securities, and, as a result we will be released from such liabilities and obligations. (Sections 8.01 and 8.02)

Modification of the Indenture

Under the Indenture, generally, our rights and obligations and the rights of the holders of debt securities may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. We and the Trustee may amend the Indenture without the consent of any holder of the debt securities to make technical changes, such as:

•	correcting errors;

•	providing for a successor trustee;

•	qualifying the Indenture under the Trust Indenture Act; or

•	adding provisions relating to a particular series of debt securities. (Sections 9.01 and 9.02)

Events of Default

“Event of Default,” when used in the Indenture, will mean any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the Indenture that continues for 90 days after being given written notice;

•	failure to pay when due principal of or interest on debt greater than $100 million of the Partnership or any Subsidiary (as defined below) or acceleration of such debt;

•	specific events in bankruptcy, insolvency or reorganization of the Partnership or our Subsidiaries; or

•	any other Event of Default included in the Indenture or a supplemental indenture. (Section 5.01)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture pursuant to which those debt securities were issued. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the interests of the holders. (Section 6.02)

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities outstanding of that series may declare the entire principal of and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee indemnity or security satisfactory to the Trustee. (Section 6.01) If they provide this satisfactory indemnification or security, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities unless contrary to law. (Section 5.12)

Limitations on Liens

The Indenture provides that the Partnership will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any shares of capital stock of any Restricted Subsidiary (if such Restricted Subsidiary is a corporation) owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any debt of the Partnership or any other person (other than the debt securities issued thereunder), without in any such case making effective provision whereby all of the debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

(1)	Permitted Liens (as defined below);

(2)	any lien upon any property or assets created at the time of acquisition of such property or assets by the Partnership or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(3)	any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(4)	any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Partnership or any Restricted Subsidiary), provided, however, that such lien only encumbers the property or assets so acquired;

(5)	any lien upon any property or assets of a person existing thereon at the time such person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Restricted Subsidiary;

(6)	any lien upon any property or assets of the Partnership or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

(7)	liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which the Partnership or the applicable Restricted Subsidiary has not exhausted its appellate rights;

(8)	liens arising in connection with Sale-Leaseback Transactions (as defined below) permitted under the Indenture as described below; or

(9)	any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements of liens, in whole or in part, referred to in clauses (1) through (8) above, provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(10)	any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Partnership or any Restricted Subsidiary.

Notwithstanding the foregoing, under the Indenture, the Partnership may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person other than the debt securities, that is not excepted by clauses (1) through (10), inclusive, above without securing the debt securities issued under the Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions, excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 10.06)

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom:

(1)	all current liabilities excluding:

•	any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

•	current maturities of long-term debt,

and

(2)

the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Issue Date” means with respect to any series of debt securities issued under either Indenture the date on which debt securities of that series are initially issued under that Indenture.

“Material Adverse Effect” means:

(1)	an impairment of the operation by the Partnership and its Restricted Subsidiaries of the pipeline systems of the Partnership and its Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by the Partnership and its Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of the Partnership or any of its Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

(2)	a material decline in the financial condition or results of operations or business prospects of the Partnership and its Restricted Subsidiaries, taken as a whole; or

(3)	an inability of the Partnership to make timely payments of principal and interest on the Securities, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in this Indenture by reference to a Material Adverse Effect.

“Permitted Liens” means:

(1)	liens upon rights-of-way for pipeline purposes;

(2)	any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(3)	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(4)	liens of taxes and assessments which are:

•	for the then current year,

•	not at the time delinquent, or

•	delinquent but the validity of which is being contested at the time by the Partnership or any Restricted Subsidiary in good faith;

(5)	liens of, or to secure performance of, leases, other than capital leases;

(6)	any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(7)	any lien upon property or assets acquired or sold by the Partnership or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(8)	any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9)	any lien in favor of the Partnership or any Restricted Subsidiary;

(10)	any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Partnership or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(11)	any lien securing industrial development, pollution control or similar revenue bonds;

(12)	any lien securing debt of the Partnership or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such “substantial concurrence,” taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any Restricted Subsidiary in connection therewith;

(13)	liens in favor of any Person (as defined below) to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

(14)	any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(15)	any lien or privilege vested in any grantor, lessor or licensor or permittor for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, leases, licenses, franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

(16)	defects and irregularities in the titles to any property which do not have a Material Adverse Effect (as defined above);

(17)	easements, exceptions or reservations in any property of the Partnership or any of its Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

(18)	rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of the Partnership or any of its Restricted Subsidiaries or to use any such property, provided that the Partnership or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

(19)	any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

(20)	liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, the Partnership or any of its Restricted Subsidiaries is not in default in any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1)	any pipeline assets of the Partnership or any Subsidiary (as defined below), including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

(2)	any processing or manufacturing plant or terminal owned or leased by the Partnership or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

•	any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

•	any such assets, plant or terminal which, in the good faith opinion of the Board of Directors, is not material in relation to the activities of the Partnership or of the Partnership and our Subsidiaries (as defined below), taken as a whole.

”Restricted Subsidiary” shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has not been designated by the Board of Directors, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). The Partnership may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary and it will thereafter be a Restricted Subsidiary, provided that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

“Sale-Leaseback Transaction” means the sale or transfer by the Partnership or any Subsidiary of any Principal Property to a Person (other than the Partnership or a Subsidiary) and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of such Principal Property.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

(2)	in the case of a partnership, more than 50% of the partners’ equity interests, considering all partners’ equity interests as a single class is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

“Unrestricted Subsidiary” shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has been designated by the Board of Directors as an “Unrestricted Subsidiary” at the time of its creation or acquisition, provided that no Debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by the Partnership or any Restricted Subsidiary, nor may any asset of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

Limitations on Sale-Leasebacks

The Indenture provides that the Partnership will not, and will not permit any Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

(1)	such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations of such Principal Property, whichever is later;

(2)	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3)	the Attributable Indebtedness (as defined below) from that Sale-Leaseback transaction is an amount equal to or less than the amount the Partnership or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the debt securities; or

(4)	the Partnership or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of the Partnership or any Subsidiary, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Partnership or our Subsidiaries.

Notwithstanding the foregoing, under the Indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (10), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets. (Section 10.07)

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

“Funded Debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Pari Passu Debt” means any Funded Debt of the Partnership, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the debt securities.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indenture or any prospectus supplement. Other forms of payment relating to the debt securities will be paid at a place designated by us and specified in a prospectus supplement. (Section 3.07)

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05)

Discharging Our Obligations

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 13.02)

We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the Trustee, we meet some specific requirements. Among other things:

•	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an Internal Revenue Service, or IRS, letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940. (Section 13.03)

Subordination

Subordinated debt securities will be subordinated to our Senior Indebtedness, which we define generally to include all notes or other evidences of indebtedness for money we borrowed, including senior debt securities, that are not expressly subordinate or junior in right of payment to any of our other indebtedness.

The holders of our Senior Indebtedness will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon our total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of satisfaction of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”; and

•	any specified issue of Senior Indebtedness of at least $100 million.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant’s accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and by the Financial Industry Regulatory Authority.

We will wire principal and interest payments to DTC’s nominee. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

Resignation or Removal of Trustee. Under the Indenture and the Trust Indenture Act of 1939, as amended, governing Trustee conflicts of interest, any uncured conflict of interest with respect to any series of debt securities will force the Trustee to resign as trustee under the Indenture. Any resignation will require the appointment of a successor trustee under the Indenture in accordance with its terms and conditions.

The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series. (Section 6.10)

Limitations on Trustee if it is Our Creditor. The Indenture contains limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. (Section 6.13)

Certificates to Be Furnished to Trustee. The Indenture provides that, in addition to other certificates that may be specifically required by other provisions of the Indenture, every application by us for action by the Trustee shall be accompanied by an officers’ certificate stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 1.02)

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” “us” or “the Partnership” are references to Buckeye Partners, L.P. and our operating subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “—State Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase LP Units in this offering, who do not materially participate in the conduct of our business activities and who hold such LP Units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for federal income tax purposes), partnerships (including other entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of our LP Units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our LP Units and the prices at which our LP Units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues:

•	the treatment of a unitholder whose LP Units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of LP Units) (please read “—Tax Consequences of LP Unit Ownership—Treatment of Securities Loans”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of LP Units—Allocations Between Transferors and Transferees”); and

•	whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of LP Unit Ownership—Section 754 Election” and “—Uniformity of LP Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures”, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its LP Units. Please read “—Tax Consequences of LP Unit Ownership—Treatment of Distributions” and “—Disposition of LP Units”).

Section 7704 of the Code generally provides that a publicly-traded partnership will be treated as a corporation for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes, (i) interest, (ii) dividends, (iii) real property rents within the meaning of section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any “mineral or natural resource”, and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production income that otherwise constitutes of qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. Instead we have relied on the opinion of counsel that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below, we and our partnership and limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be classified as a partnerships or disregarded as an entities separate from us for federal income tax purposes.

Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and each of our operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be treated as a partnership or will be disregarded as an entity separate from us. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner, including, without limitation:

(a) Neither we nor any of our partnership or limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., has elected or will elect to be treated as a corporation for federal income tax purposes;

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our LP Units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress have proposed and considered substantive changes to the existing federal income tax laws that would affect publicly-traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for federal income tax purposes.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) within the meaning of Section 7704 of the Code were published in the Federal Register. The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.

It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our LP Units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or because our general partner makes an election for us to be taxed as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our LP Units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its LP Units (determined separately for each unit), and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of LP Unit Ownership

Limited Partner Status

Unitholders of Buckeye Partners, L.P. who are admitted as limited partners of the partnership will be treated as partners of Buckeye Partners, L.P. for federal income tax purposes. Unitholders whose LP Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their LP Units will be treated as partners of Buckeye Partners, L.P. for federal income tax purposes.

In addition, a beneficial owner of LP Units whose LP Units have been transferred to a short seller to complete a short sale would appear to lose their status as a partner with respect to such LP Units for federal income tax purposes. Please read “—Tax Consequences of LP Unit Ownership—Treatment of Securities Loans.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. A unitholder who is not treated as a partner in us as described above is urged to consult its own tax advisors with respect to the tax consequences applicable to such unitholder under its particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures”, and assuming, our general partner does not make an election for us to be taxed as a corporation as a result of a change in tax law, with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of LP Units

A unitholder’s tax basis in its LP Units initially will be the amount paid for those LP Units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in its share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its LP Units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of LP Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional LP Units may decrease such unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon such unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of LP Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its LP Units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of its adjusted tax basis in its LP Units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its LP Units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the LP Units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of our LP Units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (such as, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of the passive income we generate may be deducted in full when a unitholder disposes of all of its LP Units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an LP Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures”. Each unitholder is urged to consult its tax advisor to determine the consequences to them of any tax payment we make on its behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our LP Units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of LP Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose LP Units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those LP Units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those LP Units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those LP Units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those LP Units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its LP Units. A unitholder desiring to assure its status as partners and avoid the risk of income recognition from a loan of its LP Units is urged to modify any applicable brokerage account agreements to prohibit its brokers from borrowing and lending its LP Units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of LP Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of LP Units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our LP Units under Section 743(b) of the Code to reflect the unit purchase price upon subsequent purchases of LP Units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases LP Units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases LP Units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of LP Units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing LP Units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of LP Units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of LP Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of LP Units due to the lack of controlling authority. Because a unitholder’s adjusted tax basis for its LP Units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its LP Units, and may cause the unitholder to understate gain or overstate loss on any sale of such LP Units. Please read “—Disposition of LP Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of LP Units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our depreciable assets to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of LP Units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its LP Units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of LP Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of LP Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of LP Units – Recognition of Gain or Loss.”

The costs we incur in offering and selling our LP Units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of LP Units – Recognition of Gain or Loss.”

Valuation and Tax Basis of Each of Our Properties

The federal income tax consequences of the ownership and disposition of LP Units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a unitholder could change, and such unitholder could be required to adjust its tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of LP Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale or exchange of a unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the unit sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the unit sold or exchanged. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a unit could result in a tax liability in excess of any cash received from such sale or exchange.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of LP Units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify LP Units transferred with an ascertainable holding period to elect to use the actual holding period of the LP Units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis LP Units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific LP Units sold for purposes of determining the holding period of the LP Units transferred. A unitholder electing to use the actual holding period of any unit transferred must consistently use that identification method for all subsequent sales or exchanges of our LP Units. A unitholder considering the purchase of additional LP Units or a sale or exchange of LP Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of LP Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of LP Units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring LP Units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of LP Units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of its LP Units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of LP Units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Technical Termination

We will be considered to have technically terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same unit are counted only once. A technical termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A technical termination occurring on a date other than December 31 would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a technical termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and thus may increase the taxable income allocable to our unitholders. A technical termination could also result in penalties if we were unable to determine that the technical termination had occurred. Moreover, a technical termination may either accelerate the application of, or subject us to, any tax legislation enacted before the technical termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of LP Units

Because we cannot match transferors and transferees of LP Units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the LP Units to a purchaser of these LP Units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of our LP Units. Please read “—Tax Consequences of LPUnit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our LP Units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in LP Units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its LP Units, and may cause the unitholder to understate gain or overstate loss on any sale of such LP Units. Please read “—Disposition of LP Units—Recognition of Gain or Loss” and “—Tax Consequences of LP Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our LP Units. If such a challenge were sustained, the uniformity of LP Units might be affected, and, under some circumstances, the gain from any sale of our LP Units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of our LP Units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in our LP Units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income

(such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of its ownership of our LP Units. Furthermore, it is probable that Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file federal tax returns to report its share of our income, gain, loss or deduction and pay federal income tax on its share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of an LP Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that LP Unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Although the only court that has reviewed this IRS position rejected it as unpersuasive, under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its LP Units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us.

Moreover, under the Foreign Investment in Real Property Tax Act, as long as our LP Units continue to be regularly traded on an established securities market, a Non-U.S. Unitholder generally will only be subject to federal income tax upon the sale or disposition of a unit if at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Unitholder’s holding period for the unit (i) such Non-U.S. Unitholder owned (directly, indirectly or constructively applying certain attribution rules) more than 5% of our LP Units and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements and associated personal property, and interests in certain entities holding U.S. real estate). If our LP Units were not considered to be regularly traded on an established securities market, such Non-U.S. Unitholder (regardless of the percentage of LP Units owned) would be subject to U.S. federal income tax on a taxable disposition of our LP Units, and a 15% withholding tax would apply to the gross proceeds from such disposition (as described in the preceding paragraph). More than 50% of our assets may consist of U.S. real property interests. Therefore, each Non-U.S. Unitholder may be subject to federal income tax on gain from the sale or disposition of its LP Units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our LP Units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly-traded partnerships are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. For taxable years beginning prior to January 1, 2018, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner as our Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our tax returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, the Joint Committee of Taxation has stated that we would not be able to have our general partner, unitholders and former unitholders take such audit adjustment into account. If we are unable to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

Generally these rules apply to current payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or we have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its LP Units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above.

Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our LP Units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a non-U.S. person;

•	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of LP Units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any LP Units such broker or financial institution acquires, holds or transfers for its own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our LP Units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. The Partnership also owns property and conducts business in Puerto Rico, St. Lucia and Grand Bahama. Under current law, unitholders are not required to file a tax return or pay taxes in Puerto Rico, St. Lucia or Grand Bahama. We may own property or do business in other states or foreign jurisdictions in the future that impose income or similar taxes on nonresident individuals. As we make acquisitions or expand our business, we may own property or conduct business in additional states or jurisdictions that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on its investment in us.

A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

Material U.S. Federal Income Tax Consequences of Ownership of Debt Securities

A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K, and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Buckeye Partners, L.P.

Junior Subordinated Notes due 2078

Prospectus Supplement

                              , 2018

Joint Book-Running Managers

Deutsche Bank Securities

Wells Fargo Securities